Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-144715) of Netezza Corporation of our report dated July 25, 2008 relating to the financial statements of NuTech Solutions Inc, which appears in the Current Report on Form 8-K/A of Netezza Corporation dated July 25, 2008.
/s/ PricewaterhouseCoopers LLP
Boston, MA
July 25, 2008